Exhibit 5.2

One Oxford Centre 301 Grant Street, 20th Floor Pittsburgh, PA 15219-1410 T 412 562 8800 F 412 562 1041 www.bipc.com

November 20, 2015

CONSOL Energy Inc.

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to CONSOL Energy Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) $500,000,000 aggregate principal amount of its 8.000% Senior Notes due 2023 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 8.000% Senior Notes due 2023. The Exchange Notes will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (collectively, the “Subsidiary Guarantors”), including, without limitation, Conrhein Coal Company, a Pennsylvania general partnership, CONSOL of Central Pennsylvania LLC, a Pennsylvania limited liability company, Helvetia Coal Company, a Pennsylvania corporation, Leatherwood, Inc., a Pennsylvania corporation, MOB Corporation, a Pennsylvania corporation, and R&PCC LLC, a Pennsylvania limited liability company (each, a “Pennsylvania Subsidiary Guarantor,” and, collectively, the “Pennsylvania Subsidiary Guarantors”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of the Indenture dated as of March 30, 2015 (the “Indenture”) by and among the Company, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with rendering the opinions set forth below, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, and we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the organizational documents of the respective Pennsylvania Subsidiary Guarantors, each as amended to date, and resolutions or minutes of the proceedings of the Boards of Directors, member(s) and/or managers (or equivalent governing body) of the respective Pennsylvania Subsidiary Guarantors.

In our examination of the documents described above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the original

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documents of which such documents purport to be copies, and the completeness and accuracy of all such documents. As to any facts material to the opinion expressed herein, we have, when such facts were not independently established, relied upon certificates of public officials and certificates, oaths, declarations and representations of the Company and of its officers, directors and other representatives. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Pennsylvania Subsidiary Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Pennsylvania Subsidiary Guarantors and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

We are authorized to practice law in the Commonwealth of Pennsylvania and do not purport to express any opinion herein concerning any laws other than the laws of the Commonwealth of Pennsylvania as in effect on the date hereof. We express no opinion as to, and assume no obligation to advise you of, any subsequent changes in the laws of the Commonwealth of Pennsylvania applicable to the matters set forth in this opinion.

Based upon the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that each of the Pennsylvania Subsidiary Guarantors is validly existing (or its nearest equivalent status under the laws of the Commonwealth of Pennsylvania) in the Commonwealth of Pennsylvania and has the power to enter into each of the Guarantees to which it is a party and that each of the Guarantees to which any Pennsylvania Subsidiary Guarantor is a party has been duly authorized by such Pennsylvania Subsidiary Guarantor.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Latham & Watkins LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the Exchange Notes and the Guarantees, as filed with the Commission as Exhibit 5.2 to the Registration Statement.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis Jr.
Lewis U. Davis Jr.
Assistant Vice President - Opinions